Exhibit 99.1

iBasis Reports Strong Second Quarter 2009 Results

Company Expands Gross Profit, Gross Margin, Adjusted EBITDA, Free Cash Flow, and Net Cash Position

BURLINGTON, Mass.--(BUSINESS WIRE)--July 22, 2009--iBasis, Inc. (NASDAQ: IBAS), a KPN affiliate, today announced results for the second quarter ended June 30, 2009.

Revenue for the second quarter of 2009 was $241.3 million, compared to $255.5 million for the first quarter of 2009 and $360.8 million for the second quarter of 2008. Net loss for the second quarter of 2009 was $4.0 million or $0.06 per share, compared to a net loss of $1.7 million or $0.02 per share for the first quarter of 2009 and breakeven for the second quarter of 2008.

The decline in revenue was the result of the Company’s strategic pricing initiative launched at the outset of the year, which shed low-margin traffic, as well as affects of the global economic downturn. The pricing initiative also resulted in higher gross margin and gross profit.

Adjusted EBITDA for the second quarter of 2009 was $10.7 million, compared to $9.7 million for the first quarter of 2009 and $12.7 million for the second quarter of 2008. Adjusted EBITDA is a non-GAAP measurement presented to provide further information about the Company’s operating trends.

Comments on the Second Quarter

“I am very pleased with our results for Q2,” said Ofer Gneezy, president and CEO of iBasis. “We achieved sequential growth in gross profit, our fourth consecutive quarter of gross margin expansion, a 10% sequential increase in Adjusted EBITDA, and a dramatic increase in Free Cash Flow(1) resulting in a significant improvement of our Net Cash position.

“This was our first full quarter since having completed our integration of the KPN transaction. As we realized the expected synergies from the transaction, we achieved the highest gross margin, the highest Adjusted EBITDA margin, and the highest Free Cash Flow since Q4 2007. At the same time, we increased the value we deliver to our customers by providing high quality service at a lower Average Revenue per Minute, but not at the expense of profitability, as we continued to expand our Average Margin per Minute.

“We also reduced operating expenses in Q2, continuing a trend that began in Q4 2007, the first quarter after the closing of our transaction with KPN. Since then we have reduced quarterly operating expenses repeatedly – a total reduction of 27% over the period, largely as a result of realizing synergies from the successful integration of our Netherlands and U.S. operations.

Continued Strong Cash Generation

“In the second quarter we achieved very strong growth in Free Cash Flow, which was approximately $14 million in Q2 compared to $3 million in Q1. Also, we increased our net cash position by approximately $11 million to $38.1 million. This achievement is especially notable. It demonstrates the strong cash-generating capability of the business, especially as it was partially offset by a $5.2 million payment, including interest, to KPN. This was our final payment to KPN on a working capital adjustment associated with our 2007 transaction.”

“Our business is leverage-free and performing very well on key metrics including margin expansion and EBITDA and cash generation. We are beginning to achieve some lift in our results and are well-positioned for continued business improvement.”

Sources of Revenue – Q2 ‘09

($ in millions)	Wholesale Trading	Outsourcing	Retail	Total
Minutes (in billions)	3.5	0.7	0.5	4.7
Revenue	$166.2	$54.2	$20.9	$241.3
Gross Profit*	19.7	8.8	3.3	31.8
Gross Margin	11.9%	16.2%	16.0%	13.2%

* Revenue less data communications and telecommunications costs

Comments on Sources of Revenue

“In our Trading business, we achieved our highest margin per minute and highest gross margin in more than two years. Also, we made significant progress in several areas that we believe are beginning to drive new growth. In the voice over broadband space, which has been an iBasis strength for some time, we added new customers including a leading national player in Europe and a global Internet brand with significant growth potential.

“We are also beginning to benefit from the intensified focus on international traffic in the prepaid and unlimited mobile market in the U.S. through our selection as international voice provider for a leading and growing prepaid wireless operator in the U.S. We also enhanced our competitive position by leveraging and consolidating bilateral agreements to increase the number of countries in which we now have advantageous termination capabilities, such as Belgium. We believe that all of these developments will help drive growth in our Trading business going forward.

“Despite a 9% increase in traffic in the first half of 2009 our Outsourced business experienced a 23% reduction in gross profit compared to the first half of 2008 as the traffic growth was more than offset by a 30% reduction in margin per minute.

“Our Retail businesses are weathering the economic downturn with revenue growth of 9% and gross profit growth of 12% in the first half of 2009 compared to the first half of 2008

Operational Milestones

Customer traffic on the iBasis network in the second quarter 2009 was 4.7 billion minutes, compared to 6.2 billion minutes in Q2 2008 and 5.1 billion minutes in Q1 2009. Average revenue per minute in Q2 2009 was 5.14 cents, compared to 5.84 cents in Q2 2008 and 4.97 cents in Q1 2009. Average margin per minute in Q2 2009 was 0.68 cents, compared to 0.61 cents in Q2 2008 and 0.60 cents in Q1 2009.

Guidance

We expect Adjusted EBITDA in the second half of 2009 to be moderately higher than in the first half of 2009. We anticipate capital expenditures of $10 - 14 million in 2009. We believe that the decline in minutes resulting from our pricing initiatives and focus on higher margin traffic is stabilizing, and that revenue will begin to grow again.

Q2 Results Conference Call

iBasis will host a conference call to discuss the Company’s selected Q2 results, led by Ofer Gneezy, iBasis president & CEO on July 22, 2009 at 5:00 p.m. EDT. The public is invited to listen to the simultaneous webcast by logging in through the iBasis investor relations website at http://investor.ibasis.com.

About iBasis

Founded in 1996, iBasis (NASDAQ: IBAS) is a leading wholesale carrier of international long distance telephone calls and a provider of retail prepaid calling services and enhanced services for mobile operators. iBasis customers include KPN, KPN Mobile, E-Plus, BASE, TDC and many other large telecommunications carriers such as Verizon, Vodafone, China Mobile, China Unicom, IDT, Qwest, Skype, Telecom Italia, and Telefonica. In October 2007, iBasis acquired KPN Global Carrier Services to create one of the three largest carriers of international voice traffic in the world (2), and KPN became a majority stockholder of iBasis. The company carried approximately 24 billion minutes of international voice traffic in 2008. The Company can be reached at its worldwide headquarters in Burlington, Mass., USA at +1 781-505-7500 or on the Internet at www.ibasis.com.

(1) Net cash flow from operating activities less capital expenditures.

(2) Telegeography 2009 and iBasis 2008 traffic.

iBasis and Pingo are registered marks, and The iBasis Network is a trademark of iBasis, Inc. All other trademarks are the property of their respective owners.

Except for historical information, all of the expectations, plans and assumptions contained in the foregoing press release constitute forward-looking statements under Section 21E of the Securities Exchange Act of 1934 and involve risks and uncertainties. Examples of forward-looking statements include, but are not limited to forward-looking statements regarding: (i) our beliefs regarding the bases for growth and our expectations regarding the future growth of our business;(ii) our expectations regarding future cash generating capability; (iii) our belief regarding the positioning of our business and decisions we have made and continue to make in response to this challenging economic environment; and (iv) the benefits of competition in the prepaid and unlimited mobile markets; (v) our expectations regarding our ability to leverage bilateral arrangements to establish advantageous termination; and (vi) our expectations for EBITDA and capital expenditures in 2009. Important factors that could cause actual results to differ materially from such forward-looking statements include, but are not limited to, (i) the emergence of new competitive initiatives resulting from rapid technological advances; (ii) changes in business conditions and volatility and uncertainty in the markets that we serve; (iii) our ability to execute our business plan; (iv) the extent of adoption of our services and the timing and amount of revenue and gross profit generated by these services; (v) fluctuations in the market for and pricing of these services; and (vi) the other factors described in our most recent Annual Report on Form 10-K and other periodic and current reports, all of which are available at www.sec.gov. Such forward-looking statements are only as of the date they are made, and we have no current intention to update any forward-looking statements.

Use of Non-GAAP Financial Measures

In this press release, our financial results are provided both in accordance with accounting principles generally accepted in the United States (GAAP) and using certain non-GAAP financial measures which are not an alternative to GAAP and may be different from non-GAAP financial measures used by other companies. In particular, we provide (1) Adjusted EBITDA, and (2) Free Cash Flow, which results in each case in a non-GAAP financial measure. These measures are provided as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help indicate underlying trends in our business and are important in comparing current results with prior period results. Management also uses these non-GAAP financial measures to establish budgets and operational goals that are communicated internally and externally, and to manage our business and to evaluate our performance. We believe the most directly comparable GAAP financial measure to Adjusted EBITDA is net income (loss) and we have provided a reconciliation of GAAP net income (loss) to Non-GAAP Adjusted EBITDA in this press release. We believe the most directly comparable GAAP financial measure to Free Cash Flow is net cash provided by operating activities, and we have provided a reconciliation of GAAP net cash provided by operating activities to Non-GAAP Free Cash Flow.

iBasis, Inc. Condensed Consolidated Balance Sheets (Unaudited) (In thousands)

	June 30,	December 31,
	2009	2008
Assets

Cash and cash equivalents	$57,342	$56,912
Accounts receivable, net	218,917	236,999
Prepaid expenses and other current assets	8,674	6,477
Property and equipment, net	28,316	34,836
Intangible assets	77,531	87,206
Goodwill	17,324	17,324
Other assets	1,395	1,573

Total assets	$409,499	$441,327

Liabilities and Stockholders’ Equity

Accounts payable and accrued expenses	$288,748	$307,361
Deferred revenue	12,488	13,894
Current portion of long term debt	636	577
Long term debt, net of current portion	19,236	27,380
Other long term liabilities	3,225	3,597

Total liabilities	324,333	352,809
Stockholders’ equity	85,166	88,518

Total liabilities and stockholders’ equity	$409,499	$441,327

iBasis, Inc. Condensed Consolidated Statements of Operations (Unaudited) (In thousands, except per share data)

	Three Months Ended June 30,
	2009	2008

Total revenue	$241,285	$360,840

Costs and operating expenses:
Data communications and telecommunications costs (excluding depreciation and amortization)	209,461	323,364
Operating expenses	21,778	25,458
Depreciation and amortization	10,806	8,488

Total costs and operating expenses	242,045	357,310

Income (loss) from operations	(760)	3,530

Interest expense, net	(326)	(30)
Foreign exchange gain (loss)	174	(541)

Income (loss) before income taxes	(912)	2,959

Income tax expense	3,078	2,946

Net income (loss)	$(3,990)	$13

Basic and diluted net income (loss) per share	$(0.06)	$0.00

Weighted average common shares outstanding	71,228	74,517

iBasis, Inc. Condensed Consolidated Statements of Operations (Unaudited) (In thousands, except per share data)

	Six Months Ended June 30,
	2009	2008

Total revenue	$496,792	$685,743

Costs and operating expenses:
Data communications and telecommunications costs (excluding depreciation and amortization)	433,977	612,862
Operating expenses	43,985	51,907
Depreciation and amortization	19,043	15,719

Total costs and operating expenses	497,005	680,488

Income (loss) from operations	(213)	5,255

Interest expense, net	(947)	(473)
Foreign exchange gain (loss)	(389)	(792)

Income (loss) before income taxes	(1,549)	3,990

Income tax expense	4,141	6,049

Net loss	$(5,690)	$(2,059)

Basic and diluted net loss per share	$(0.08)	$(0.03)

Weighted average common shares outstanding	71,228	74,734

iBasis, Inc. Condensed Consolidated Statements of Cash Flows (Unaudited) (In thousands)

	Six Months Ended June 30,
	2009	2008
Cash flows from operating activities:
Net loss	$(5,690)	$(2,059)

Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	19,043	15,719
Stock-based compensation	1,195	1,247
Provision for doubtful accounts receivable	873	900
Changes in operating assets and liabilities	4,762	(5,034)
Net cash provided by operating activities	20,183	10,773

Cash flows from investing activities:
Purchases of property and equipment, net	(2,477)	(6,977)
TDC asset acquisition	---	(11,050)
Decrease in other assets	---	5,000
Maturities of short-term investments	---	1,999
Net cash used in investing activities	(2,477)	(11,028)

Cash flows from financing activities:
Bank loan borrowings (repayments)	(8,129)	5,000
Purchases of common stock	---	(4,867)
Payment of working capital loan to related part	(9,963)	---
Other, net	(327)	(1,038)
Net cash used in financing activities	(18,419)	(905)

Effect of changes in exchange rates on cash and cash equivalents	1,143	(71)
Net increase (decrease) in cash and cash equivalents	430	(1,231)
Cash and cash equivalents, beginning of period	56,912	63,735
Cash and cash equivalents, end of period	$57,342	$62,504

Operating Results
($ in millions)	Q2 ‘08		Q3 ‘08	Q4 ‘08	Q1 ‘09	Q2 ‘09
Revenue		$360.8	$338.0	$299.8	$255.5	$241.3
Gross Profit*		$37.5	$32.4	$31.0	$31.0	$31.8
Gross Margin		10.4%	9.6%	10.3%	12.1%	13.2%
Operating Expenses		$25.5	$22.7	$23.5	$22.2	$21.8
Depreciation & Amortization		$8.5	$8.5	$7.8	$8.2	$10.8
Goodwill impairment	$	---	$ ---	$214.7	$ ---	$ ---
Income (loss) from Operations		$3.5	$1.2	$(215.0)	$0.6	$(0.8)
Net income (loss)	$	---	$3.3	$(232.2)	$(1.7)	$(4.0)
Adjusted EBITDA		$12.7	$10.3	$8.1	$9.7	$10.7
Minutes	6.2B		5.8B	5.7B	5.1B	4.7B

* Revenue less data communications and telecommunications costs

Reconciliation of GAAP Net Income (Loss) to Adjusted EBITDA

Adjusted EBITDA is defined as earnings before goodwill impairment, stock-based compensation, expenses associated with the review of our stock option granting practices, foreign exchange gains and losses, merger related expenses, purchase accounting adjustments, certain non-recurring charges, interest, taxes and depreciation and amortization.

In accordance with the requirements of Securities and Exchange Commission Regulation G, iBasis is presenting the most directly comparable U.S. Generally Accepted Accounting Principles (GAAP) financial measure and reconciling the Non-GAAP financial measure to the comparable GAAP measure.

In Millions	Q2 ‘08	Q3 ‘08	Q4 ‘08	Q1 ‘09	Q2 ‘09
Net income (loss) (Including impairment charge)	$0.0	$3.3	$(232.2)	$(1.7)	$(4.0)
Add/(less):
Goodwill impairment	---	---	214.7	---	---
Stock-based compensation	0.7	0.6	0.6	0.6	0.6
Depreciation and amortization	8.5	8.5	7.8	8.2	10.8
Interest expense (income), net	0.0	0.2	0.3	0.6	0.3
Foreign exchange (gain) loss	0.6	(2.2)	(1.7)	0.6	(0.1)
Other income	---	(1.8)	---	---	---
Option analysis expense	---	---	---	0.3	---
Income taxes	2.9	1.7	18.6	1.1	3.1
Adjusted EBITDA	$12.7	$10.3	$8.1	$9.7	$10.7

Reconciliation of Cash Flow from Operations to Free Cash Flow

Free Cash Flow is defined as net cash provided by operating activities less purchases of property and equipment, net.

In accordance with the requirements of Securities and Exchange Commission Regulation G, iBasis is presenting the most directly comparable U.S. Generally Accepted Accounting Principles (GAAP) financial measure and reconciling the Non-GAAP financial measure to the comparable GAAP measure.

In Millions	Q2 ‘08	Q3 ‘08	Q4 ‘08		Q1 ‘09	Q2 ‘09
Net cash provided by operating activities	$9.9	$16.4		$5.9	$4.9	$15.2

Purchases of property and equipment, net	(3.0)	(3.1)		(5.9)	(1.6)	(0.9)

Free Cash Flow	$6.9	$13.3	$	---	$3.3	$14.3

CONTACT:
iBasis, Inc.
Media:
Chris Ward, 781-505-7557
or
Investors:
Richard Tennant, 781-505-7409
ir@ibasis.net